Ex.-23J

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the use of our report dated December 30, 2002, for the IPS Millennium Fund, the IPS New Frontier Fund and the IPS iFund and to all references to our firm included in or made a part of this Post-Effective Amendment No. 19 ('33 Act) and Amendment No. 20 ('40 Act) to IPS Fund's Registration Statement on Form N-1A (file No. 33-83132), including the references to our firm under the heading "Financial Highlights" in the Prospectus and heading "Accountants" in the Statement of Additional Information.

/s/ McCurdy & Associates CPA's, Inc.
Westlake, Ohio
March 31, 2003